CERTIFICATE OF FORMATION
OF
DynCorp International LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the liability company (hereinafter called the “limited liability company”) is DynCorp International LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, Delaware 19808.

Executed on December 27, 2000

/s/ K.M. Ball
K.M. Ball, Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/27/2000
001652179 – 336709

CERTIFICATE OF AMENDMENT
OF
DYNCORP INTERNATIONAL LLC

1. The name of the limited liability company is DynCorp International LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of DynCorp International LLC this 30th day of June, 2003.

/s/ Hayward D. Fisk
Hayward D. Fisk, Manager